Exhibit 10.1

ASSET PURCHASE AGREEMENT
by and between

Silvaco, Inc.

and

Cadence Design Systems, Inc.

______________
March 4, 2025

Page
Section 1.1    Definitions    1
Section 1.2    Additional Defined Terms    6
ARTICLE 2
THE TRANSACTION    1
Section 2.1    Sale and Purchase of Purchased Assets    1
Section 2.2    Excluded Assets    1
Section 2.3    Assumed Liabilities    2
Section 2.4    Excluded Liabilities    3
Section 2.5    Consideration    3
Section 2.6    Closing    3
Section 2.7    Closing Deliveries.    3
Section 2.8    Non-Assignment; Consents.    5
Section 2.9    Withholding    6
Section 2.10    Allocation of Purchase Price    6
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER    6
Section 3.1    Organization and Good Standing    7
Section 3.2    Authority and Enforceability.    7
Section 3.3    No Conflict    7
Section 3.4    Intellectual Property; Data Privacy.    7
Section 3.5    Contracts.    10
Section 3.6    Tax Matters.    12
Section 3.7    Employee Benefit Matters.    12
Section 3.8    Employment and Labor Matters.    13
Section 3.9    Governmental Authorizations    15
Section 3.10    Compliance with Laws.    15
Section 3.11    Legal Proceedings    15
Section 3.12    Brokers Fees    16
Section 3.13    Bookings; Indebtedness; Absence of Certain Changes.    16
Section 3.14    Top Customers & Suppliers    16

-i-

(continued)
Page

Section 3.15    No Other Representations or Warranties    16
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    17
Section 4.1    Organization and Good Standing    17
Section 4.2    Authority and Enforceability.    17
Section 4.3    No Conflict    18
Section 4.4    Legal Proceedings    18
Section 4.5    Brokers Fees    18
Section 4.6    Acknowledgment of No Other Representations or Warranties.    18
ARTICLE 5
COVENANTS    19
Section 5.1    Confidentiality    19
Section 5.2    Public Announcements    19
Section 5.3    Further Actions; Omitted Business Assets.    20
Section 5.4    Bulk Transfer Laws    21
Section 5.5    Restrictive Covenants.    21
Section 5.6    Use of Seller Marks.    22
ARTICLE 6
TAX MATTERS    22
Section 6.1    Transfer Taxes    22
Section 6.2    Straddle Period Apportionment    22
ARTICLE 7
EMPLOYEE MATTERS    23
Section 7.1    Employees.    23
ARTICLE 8
INDEMNIFICATION    25
Section 8.1    Indemnification of Purchaser Group.    25
Section 8.2    Indemnification of Seller Parties.    25
Section 8.3    Claim Procedure.    25
Section 8.4    Certain Limitations.    26
Section 8.5    Miscellaneous.    27

-ii-

(continued)
Page

ARTICLE 9
GENERAL PROVISIONS    28
Section 9.1    Entire Agreement    28
Section 9.2    Assignment    28
Section 9.3    Amendments and Waivers    28
Section 9.4    No Third Party Beneficiaries    28
Section 9.5    Notices    28
Section 9.6    Specific Performance    29
Section 9.7    Governing Law and Jurisdiction    30
Section 9.8    Waiver of Jury Trial    30
Section 9.9    Severability    30
Section 9.10    Counterparts    30
Section 9.11    Expenses    31
Section 9.12    Certain Information    31
Section 9.13    Interpretation; Absence of Presumption    31

-iii-

Exhibits

Exhibit A        Seller Transition Services Agreement
Exhibit B        Master Services Agreement
Exhibit C        IP License-Back Agreement
Exhibit D        Assignment and Assumption Agreement
Exhibit E-1– E-2    IP Assignments
Exhibit F        Technology License Agreement

Schedule 1.1(a)        Knowledge Group
Schedule 1.1(b)        IP Knowledge Group
Schedule 1.1(c)        Products
Schedule 2.1(a)        Included Contracts
Schedule 2.1(b)        Purchased Intellectual Property
Schedule 2.11        Allocation of Purchase Price
Schedule 7.1(a)(i)    Employees
Schedule 7.1(a)(ii)    Employment Offer Terms
Schedule 7.1(c)        Forfeited Awards
Schedule 7.1(d)        Continuation Pay and Benefits

Seller Disclosure Schedule

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made as of March 4, 2025, by and between Cadence Design Systems, Inc., a Delaware corporation (the “Seller”), and Silvaco, Inc., a Delaware corporation (the “Purchaser” and, together with the Seller, the “Parties”).
WHEREAS, the Seller, either directly or through certain of its Affiliates (collectively with the Seller, the “Seller Group”), is engaged in the Business; and
WHEREAS, on the terms and subject to the conditions set forth herein, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of its right, title and interest in and to the Purchased Assets, and shall assume the Assumed Liabilities.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements:
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“AI Technology” means deep learning, machine learning, or other generative artificial intelligence technologies.
“Ancillary Agreements” means, collectively, the Seller Transition Services Agreement, the Master Services Agreement, the Assignment and Assumption Agreement, the IP Assignments, the IP License-Back Agreement and the Technology License Agreement.
“Booking” or “Bookings” means an agreement or understanding between a member of the Seller Group (or an Affiliate of the Seller Group, as applicable) on the one hand, and a customer on the other hand, through contract, letter of intent or otherwise, whereby such member of the Seller Group agrees to provide, directly or indirectly, products or services to such customer related to the Business.
“Business” means the research, development, manufacturing, marketing, sales, operation, commercialization, distribution, licensing, services and support of the Products, in each case, as conducted by the Seller Group as of the date hereof.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in San Francisco, California are closed either under applicable Law or action of any Governmental Authority.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.
“Data Protection Laws” means all applicable Laws relating to the protection, use, transmission, or processing of Personal Data in any relevant jurisdiction.
“Encumbrance” means any charge, claim, mortgage, encumbrance, pledge, security interest, or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens arising in the ordinary course of business with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements entered into in the ordinary course of business, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, or (h) non-exclusive licenses of Purchased Intellectual Property granted to end customers in the ordinary course of business consistent with past practice.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Seller or that, together with the Seller, would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Excluded Tax Liabilities” means (a) all Taxes (i) arising from, relating to, or with respect to, the Purchased Assets or the operation of the Business for, or that are incurred in, a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 6.2); (ii) of Seller (or its direct and indirect owners or predecessors) for any Tax period other than those Taxes for which Purchaser or any of its Affiliates becomes liable after the Closing Date pursuant to this Agreement, including as a successor or transferee, including any and all income Taxes of Seller (or its direct and indirect owners or predecessors) arising in connection with the consummation of the transactions contemplated by this Agreement; or (iii) arising from, or with respect to the Excluded Assets and/or (b) any Liability for Taxes arising from noncompliance with applicable bulk sale Laws in connection with the transactions contemplated hereby.
“Fraud” means common law fraud, as defined under the Laws of the State of Delaware, with the intent to deceive; provided, that, “Fraud” does not include any fraud claim based on constructive fraud or negligent misrepresentation.
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“Fundamental Purchaser Representations” means the representations and warranties of the Purchaser contained in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.5.
“Fundamental Seller Representations” means the representations and warranties of the Seller contained in Section 3.1, Section 3.2, Section 3.3(a) and Section 3.12.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.
“Indebtedness” means at any particular time, without duplication and with respect to the Business, (a) indebtedness for borrowed money, (b) bonds, debentures, notes or other similar instruments or debt securities, (c) letters of credit and bankers’ acceptances issued for the account of the Seller Group, (d) cash/book overdrafts, (e) all obligations secured by an Encumbrance on any of the Purchased Assets, (f) customer deposits, (g) all negative cash or overdraft balances, (h) capital lease obligations, (i) all obligations under any interest rate swap agreements or interest rate hedge agreements, (i) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (k) any obligation, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any of the foregoing, unless released prior to or at the Closing; provided, that, “Indebtedness” does not include any (x) indebtedness for the deferred purchase price of property or services with respect to which any member of the Seller Group is liable, contingently or otherwise, as obligor or otherwise, or (y) any obligations with respect to vendor advances, deferred revenue, customer or client advances or retainers, unbilled retainage or any other advances.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part (“Patents”); (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights (“Mask Works”); (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing (“Trademarks”); (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, and confidential and proprietary information (“Trade Secrets”); and (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, tutorials, examples, data and manuals.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
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“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” means (subject to the last sentence of this definition) with respect to the Seller, the actual knowledge, after due inquiry of their respective direct reports, of any of the persons listed in Schedule 1.1(a). Solely for purposes of Section 3.4, “Knowledge” means with respect to the Seller, the actual knowledge, after due inquiry of their respective direct reports, of any of the persons listed in Schedule 1.1(b).
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.
“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.
“Losses” means any loss, liability, cost, damage, deficiency, award, royalty, penalty, Tax, fine or expense (including interest, penalties, attorneys’ fees and expenses and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing); provided, that, “Losses” shall exclude (a) consequential, incidental, and indirect damages, in each case except to the extent reasonably foreseeable and (b) any punitive or exemplary damages, unless paid or payable to a third party, and (c) any amounts calculated as a multiple of earnings, profits, revenue, sales or other measure.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, individually or in the aggregate, a material adverse effect on (a) the financial condition or results of operations of the Business, taken as a whole, or (b) the ability of the Seller Group to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) the occurrence of any act of God or other calamity or force majeure events, including any strike, labor dispute, civil disturbance, embargo, pandemic, natural disaster, fire, flood, hurricane, tornado, or other weather event, (iii) changes in Laws, GAAP or enforcement or interpretation thereof, (iv) changes that generally affect the industries and markets in which the Business operates, (v) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (vi) any failure, in and of itself, of the Business to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (vii) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser, or (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing.
“Open Source Materials” means any software or material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).
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“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
“Personal Data” means any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “personal information” under any applicable Data Protection Law.
“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date, and (ii) with respect to a Straddle Period, the portion of such taxable period beginning on the day after the Closing Date.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) with respect to a Straddle Period, the portion of such taxable period ending on (and including) the Closing Date.
“Proceeding” means any action, arbitration, audit, claim, examination, inquiry, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Products” means the products and services (by version, model, or SKU number) related to the Seller Group’s Optical Proximity Correction (“OPC”) business and technology, referred to and marketed by Seller as its Process Proximity Compensation (“PPC”) business, including tools, features, and related algorithms such as Sub-Resolution Assist Features (“SRAF”), as researched, developed, manufactured, marketed, commercialized, distributed, and/or sold by the Seller or any of its Affiliates and set forth on Schedule 1.1(c).
“Property Tax” means real, personal, and ad valorem property Taxes.
“Purchaser Group” means Purchaser and any designated Affiliate.
“Registered IP” means any and all Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority (including domain name registrars), or any applications for any of the foregoing.
“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor or representative of such Person or its Affiliates.
“Restricted Territory” means any territory in which the Seller Group operates the Business as of the Closing Date, including without limitation the United States of America, Taiwan, and China.
“Revenue” means the revenue recognized under each individual customer contract of the Business, determined in accordance with GAAP and consistent with past practice.
“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other plan, policy, program, agreement or arrangement providing for employment, severance, change of control, deferred compensation, bonus, commission, incentive pay, equity or equity-based compensation, retirement, profit sharing, vacation, health, welfare, fringe benefits
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or other employee benefits or compensation, in each case, which are entered into, sponsored, maintained, contributed to or required to be contributed to by any member of the Seller Group, or for which the Seller Group may have any Liability, for the benefit of any Employee (or any dependent or beneficiary thereof), but excluding programs that are required under applicable Law and maintained by any Governmental Authority.
“Seller Privileged Communications” means any communications between the Seller or any of its Affiliates or Representatives and any attorney or any other Person with whom an attorney-client relationship may exist between such Person, on the one hand, and the Seller or any of its Affiliates or Representatives, on the other hand, including without limitation communications relating to the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby.
“Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, and libraries, technical and all related documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Seller.
“Tax” means (i) any federal, state, local or foreign taxes imposed by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation taxes, assessments, fees, duties or other charges in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), together with all interest, penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof) imposed by any Governmental Authority with respect to such amounts and (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract or otherwise through operation of Law.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority (or provided to a payee) with respect to Taxes, including any schedule or attachment thereto or any amendment thereof.
“Technology” means all (a) works of authorship (including Software, version control history architecture, technical databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (b) inventions (whether or not patentable), designs, discoveries, and improvements; (c) proprietary, confidential and/or technical data and information, Trade Secrets, and know-how; (d) technical databases,
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and technical data compilations or collections of technical data or information, (e) methods and processes, and (f) devices, prototypes, designs, specifications and schematics, and (g) as set forth on Schedule 2.1(f).
Section 1.2Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Allocation	Section 2.10
Anti-Corruption Laws	Section 3.10(b)
Approvals	Section 2.8(a)
Assignment and Assumption Agreement	Section 2.7(a)(iv)
Assumed Liabilities	Section 2.3
Basket	Section 8.4(b)
Business Covered Person	Section 5.5(a)
Business Information	Section 5.1
Cap	Section 8.4(b)
Claim Notice	Section 8.3(a)
Closing	Section 2.6
Closing Date	Section 2.6
COBRA	Section 3.7(e)
Competing Business	Section 5.5(b)(ii)
Continuation Period	Section 7.1(d)
Deferred Compensation Plan	Section 3.7(g)
Employee Emails	Section 5.3(d)
Employees	Section 7.1(a)
Employment Offer Terms	Section 7.1(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
FCPA	Section 3.10(b)
Final Allocation	Section 2.10
Forfeited Award	Section 7.1(c)
Included Contracts	Section 2.1(a)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
IP Assignments	Section 2.7(a)(v)
IP License-Back Agreement	Section 2.7(a)(iii)
IP Representations	Section 8.4(a)
Key Employee Offer Letters	Section 2.7(a)(vi)
Key Employees	Section 2.7(a)(vi)
Mask Works	Definition of “Intellectual Property”
Master Services Agreement	Section 2.7(a)(ii)
Material Contracts	Section 3.5(a)
Omitted Business Asset	Section 5.3(c)
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Patents	Definition of “Intellectual Property”
Purchase Price	Section 2.5
Purchased Assets	Section 2.1
Purchased Intellectual Property	Section 2.1(b)
Purchased Technology	Section 2.1(f)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 7.1(g)
Purchaser Group	Preamble
Purchaser Health Plan	Section 7.1(h)
Purchaser Indemnified Parties	Section 8.1
Purchaser Plan	Section 7.1(e)
Qualified Plan	Section 3.7(b)
Remaining Employees	Section 2.7(a)(vii)
Replacement Award	Section 7.1(c)
Restricted Commercial Counterparties	Section 5.5(c)
Seller	Preamble
Seller 401(k) Plan	Section 7.1(g)
Seller Disclosure Schedule	ARTICLE 3
Seller Group	Preamble
Seller Indemnified Parties	Section 8.2
Seller Marks	Section 5.6(a)
Seller Review Exercise	Section 5.3(d)
Seller Transition Services Agreement	Section 2.7(a)(i)
Technology Assets	Section 2.7(a)
Technology License Agreement	Section 2.7(a)(ix)
Third Party Claim	Section 8.3(b)
Top Customer	Section 3.14
Top Supplier	Section 3.14
Trade Secrets	Definition of “Intellectual Property”
Trademarks	Definition of “Intellectual Property”
Transfer Taxes	Section 6.1
Transferred Employees	Section 7.1(a)

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ARTICLE 2
THE TRANSACTION
Section 2.1Sale and Purchase of Purchased Assets. In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Seller will, and will cause the other members of the Seller Group to, sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller Group, all of the Seller Group’s right, title and interest in and to all of the following assets (collectively, the “Purchased Assets”):
(a)all of the rights of the Seller Group under the Contracts set forth on Schedule 2.1(a) (collectively, the “Included Contracts”);
(b)the Intellectual Property set forth on Schedule 2.1(b) (collectively, the “Purchased Intellectual Property”);
(c)all goodwill of the Seller Group exclusively relating to the Purchased Assets, other than goodwill associated with the corporate name of the Seller or any other member of the Seller Group;
(d)to the extent transferable under applicable Law, and subject in each case to Section 5.3(d), all books, records, files and papers, exclusively used in the Business, including all advertising materials, marketing collateral, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production reports, personnel and employment records;
(e)to the extent transferable under applicable Law, all personnel files for Transferred Employees;
(f)all Technology exclusively used in the Products (the “Purchased Technology”); and
(g)all of the Seller Group’s claims, rights, credits, causes of action, defenses and rights of set-off against third parties relating to or arising from any of the Purchased Assets or Assumed Liabilities.
Section 2.2Excluded Assets. Notwithstanding the terms of Section 2.1, no member of the Seller Group will sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser will not purchase or acquire, and the Purchased Assets do not include, any assets other than the Purchased Assets, including any of the following assets (the “Excluded Assets”):
(a)all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Seller Group;
(b)all notes of the Seller Group;
(c)all minute books, records, stock ledgers and all other materials that the Seller Group is required by Law to retain;
(d)all assets in respect of Taxes of the Seller Group, including Tax attributes and refunds or credits of or against Taxes;
(e)Tax Returns and other books and records relating to Taxes, the shares of the capital stock of any member of the Seller Group and all of the Seller’s or any other Seller Group member’s ownership interest in any Subsidiary or other Person; provided, that, the Seller Group shall undertake reasonable efforts in response to a written request from Purchaser to provide copies of any such Tax Returns that are for Property Taxes and that are related exclusively to the Purchased Assets;
(f)all insurance policies, binders and claims and rights thereunder and proceeds thereof;
(g)all rights under all Contracts of the Seller Group other than the Included Contracts;

(h)all rights to refunds, credits or similar benefits relating to Taxes and other governmental charges of whatever nature for periods ending on or before the Closing Date;
(i)subject to any rights granted to Purchaser under any Ancillary Agreement, all Intellectual Property of the Seller Group other than the Purchased Intellectual Property;
(j)all real property and rights in respect of real property;
(k)all assets of the Seller Plans except as set forth pursuant to ARTICLE 7;
(l)all rights arising under any Excluded Liability;
(m)all Seller Plans, including any and all assets, trust agreements or other funding Contracts related to such Seller Plans; and
(n)all rights of the Seller Group under this Agreement or any of the Ancillary Agreements to which any member of the Seller Group is a party.
Section 2.3Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, Purchaser will assume and pay or perform and discharge when due the following Liabilities of the Seller Group to the extent relating to the Purchased Assets, whether arising at or following the Closing, in each case other than the Excluded Liabilities (the “Assumed Liabilities”):
(a)any Liability for (i) any Taxes assessed against the Seller Group for any Post-Closing Tax Period, including the portion of any Straddle Period beginning on the day after the Closing Date (as determined in accordance with Section 6.2), in each case, to the extent such Tax Liability arises from or is imposed with respect to, the Purchased Assets or the operation of the Business for any Post-Closing Tax Period. and (ii) Transfer Taxes for which the Purchaser is responsible under Section 6.1;
(b)all Liabilities of the Seller Group arising on or following the Closing under the Included Contracts, but only to the extent such obligations, (i) do not arise from or relate to any breach by any member of the Seller Group of any such Included Contract, (ii) do not arise from or relate to any event, circumstance or condition occurring or existing prior to the Closing that, with or without notice or lapse of time or both, would constitute or result in a breach by any member of the Seller Group of any Included Contract, and (iii) do not arise from any violation of Law, breach of warranty, tort or infringement occurring prior to the Closing;
(c)all Liabilities incurred or asserted as a result of the Seller’s or any of its Affiliates’ post-Closing direct or indirect ownership, management or operation of any Purchased Assets for the benefit of the Purchaser under Section 2.8(b);
(d)all Liabilities relating to the Purchaser Group’s employment of Transferred Employees with respect to the period following the Closing;
(e)all Liabilities assumed by the Purchaser pursuant to ARTICLE 7; and
(f)all other Liabilities arising out of, relating to or incurred in connection with the Business or the Purchased Assets, solely to the extent arising at or following the Closing, including (i) the operation of the Business after the Closing Date, and (ii) any other condition arising on or following the Closing Date with respect to the Purchased Assets.
Section 2.4Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Seller Group of whatever nature, whether presently in existence or arising hereafter (the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any Excluded Tax Liability;

(b)any Liabilities of the Seller Group relating to or arising out of any and all Seller Plans at any time, whether arising on or following the Closing;
(c)any Liability for any Proceedings by or relating to Employees, former employees, independent contractors, or former independent contractors of the Seller Group concerning acts or omissions of the Seller Group, or otherwise arising out of facts and circumstances based on the relationship existing between any such Employee, former employee, independent contractor, or former independent contractor, on the one hand, and a member of the Seller Group, on the other hand, in each case to the extent such acts or omissions, or such facts and circumstances, occurred prior to the Closing;
(d)to the extent not Assumed Liabilities pursuant to Section 2.3(d), any Liabilities relating to any Employees, former employees, independent contractors or former independent contractors of the Seller Group based on or arising under such Persons’ employment or engagement with the Seller Group or the termination of such employment or engagement with the Seller Group;
(e)any Liability arising out of or related to any Excluded Asset;
(f)any Liability arising out of or related to any Indebtedness; and
(g)any Liability to the extent related to the ownership or use of the Purchased Assets or the operation or conduct of the Business prior to the Closing (including, for the avoidance of doubt, Liabilities in respect of Products manufactured, distributed or sold prior to the Closing).
Section 2.5Consideration. The consideration for the Purchased Assets (the “Purchase Price”) consists of (a) the payment at the Closing of $11,500,000, plus (b) the assumption of the Assumed Liabilities.
Section 2.6Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically via the exchange of documents on the date of this Agreement (referred to herein as the “Closing Date”). Unless otherwise agreed to in writing by the Parties, the Closing shall be deemed effective as of 12:01 a.m. Pacific Time on the Closing Date.
Section 2.7Closing Deliveries.
(a)At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:
(i)a transition services agreement in the form of Exhibit A (the “Seller Transition Services Agreement”);
(ii) a master services agreement in the form of Exhibit B (the “Master Services Agreement”);
(iii)an intellectual property license agreement in the form of Exhibit C (the “IP License-Back Agreement”);
(iv)an assignment and assumption agreement in the form of Exhibit D (the “Assignment and Assumption Agreement”) executed by each member of the Seller Group;
(v)assignments of all Purchased Intellectual Property in the forms of Exhibit E-1 and E-2 (collectively, the “IP Assignments”) executed by the relevant members of the Seller Group;
(vi)duly executed employment offer letters (the “Key Employee Offer Letters”) in the form agreed to by the Parties between the Purchaser (or one of Purchaser’s Subsidiaries or Affiliates, as applicable) and each of the Employees listed as a “Key Employee” on Schedule 7.1(a)(i) (the “Key Employees”);

(vii)duly executed employment offer letters, including tripartite agreements for non-U.S. Remaining Employees, in the form agreed to by the Parties, from no fewer than seventy-five percent (75%) of the Employees listed as a “Remaining Employee” on Schedule 7.1(a)(i) (the “Remaining Employees”) offered employment by Purchaser (or one of Purchaser’s Subsidiaries or Affiliates, as applicable);
(viii)a validly completed IRS Form W-9 in respect of Seller;
(ix)an intellectual property license agreement in the form of Exhibit F (the “Technology License Agreement”); and
(x)such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(xi)All Purchased Assets shall be solely transferred, as described in California Code of Regulations Title 18, Section 1502(f)(1)(D), by remote telecommunications through an electronic file transfer protocol, where the Purchaser Group does not obtain possession of any tangible personal property, such as storage media, in connection with the transfer, and the Seller and the Purchaser shall prepare and retain in their business records contemporaneous documentation of such transfers. This Agreement is intended to constitute a “technology transfer agreement” within the meaning of California Revenue and Taxation Code Section 6011(10) and California Code of Regulations Title 18. In particular, with respect to Purchased Assets that are Software or other Technology (the “Technology Assets”), Seller shall provide access to the such Technology Assets via such electronic file transfer delivery to Purchaser such that Purchaser has the ability to download and store all such Technology Assets at its own facilities together with all associated documentation. Seller shall notify Purchaser that the Technology Assets are ready for download and promptly provide access to, the Technology Assets and the log-in information, user credentials and passwords necessary for Purchaser to access the mechanism to be used for the download of the Technology Assets. For purposes of clarity, (i) no transfers of Purchased Assets (including without limitation, with respect to backup transfers) will be facilitated through hard drives or other means of physical transfer, and (ii) in consideration of the volume of the Technology Assets to be transferred and the logistics of such transfer, Seller will initiate the transfer on the Closing Date and use commercially reasonable efforts to consummate the transfer as promptly as practicable thereafter.
(b)At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:
(i)the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by the Seller no later than two Business Days prior to the Closing Date;
(ii)a duly executed counterpart signature page to any Ancillary Agreement to which Purchaser (or any member of the Purchaser Group) is a party; and
(iii)such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
Section 2.8Non-Assignment; Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental

Authority (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller, the Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained. The Parties acknowledge and agree that this includes, without limitation, those Included Contracts set forth on Section 3.3 of the Seller Disclosure Schedule.
(b)Except as otherwise provided by the Seller Transition Services Agreement or the Master Services Agreement, if any Purchased Asset is not sold, assigned, transferred or conveyed at the Closing because such sale, assignment, transfer or conveyance is subject to the Parties receipt of an Approval, then from the Closing until the earlier of (x) such time as such Approval is obtained and (y) twelve (12) months following the Closing Date, the Seller and the Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain or cause to obtain, any such Approval, and the Seller and the Purchaser will cooperate and use commercially reasonable efforts to implement, any arrangement reasonably acceptable to the Purchaser and the Seller intended to both provide the Purchaser Group, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and to cause the Purchaser to bear from and after the Closing all reasonable costs and Assumed Liabilities thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). When the requisite Approval is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to the Purchaser Group on the terms set forth in this Agreement for no additional consideration and without the requirement of any further action by any Person, as of the Closing, except to the extent that the date of such Approval is deemed by applicable Law to have occurred on another date, in which case, as of such date.
(c)Notwithstanding anything in this Agreement to the contrary but subject to Section 2.2(b), any transfer or assignment to the Purchaser Group of any Purchased Asset that shall require an Approval as described above in this Section 2.8 shall be made subject to such Approval being obtained, and neither the Seller nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.8 that would (i) constitute a breach or other contravention in respect of any Purchased Assets, (ii) be ineffective, void or voidable, or (iii) require the Seller or any of its Affiliates to commence litigation against any customer, licensor or other Included Contract counterparty or take any action that would violate any of the Seller’s or its Affiliate’s policies or procedures. Without limiting the obligation of the Seller to exercise commercially reasonable efforts to obtain Approvals pursuant to Section 2.8(b), neither the Seller nor any of its Affiliates shall have any Liability whatsoever to the Purchaser or its Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Included Contract as a result thereof. The Purchaser acknowledges that no representation, warranty, covenant or agreement of the Seller contained herein shall be breached or deemed breached solely as a result of (x) the failure to obtain any Approval, (y) any termination of an Included Contract or (z) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination. Without limiting Section 2.8(b), notwithstanding the fact that any applicable Approval has not been obtained, each of the assets described in Section 2.1 shall be deemed to be Purchased Assets under this Agreement and each of the Liabilities described in Section 2.3 shall be deemed to be Assumed Liabilities under this Agreement.
Section 2.9Withholding. The Purchaser and its Affiliates shall be permitted to deduct or withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code and any other applicable Tax Law; provided, that, except in the event of a failure by the Seller Group to timely provide the documentation described in Section 2.7(a)(viii), if the Purchaser or any of its Affiliates determines that it is required to deduct or withhold from any payments made pursuant to this Agreement, the Purchaser shall provide notice of such deduction or withholding to the Seller reasonably in advance of the date such payment is made (to the extent reasonably practicable), which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and in which case the Purchaser shall use commercially reasonable efforts to cooperate with requests from the Seller to mitigate or eliminate any such deduction or withholding, including to allow the Seller to supply such forms and information as may mitigate or eliminate any such deduction or withholding to the extent permitted under applicable Tax Laws. To the extent that amounts are deducted or withheld in accordance with the provisions of this Section 2.9 and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Section 2.10Allocation of Purchase Price. The Parties agree that the Purchase Price (and any other items that are treated as additional consideration for applicable Tax purposes) shall be allocated among each of the Purchased Assets in accordance with Section 1060 of the Code and the methodology set forth in Schedule 2.11 (the “Allocation”). Within sixty (60) days following the Closing Date, the Seller shall deliver to the Purchaser a draft Allocation. The Purchaser shall review and approve or provide a written objection to the allocation to the Seller within thirty (30) days after receipt thereof. If the Parties cannot resolve any such dispute within thirty (30) days from the Seller’s receipt of any such objection, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Purchaser and Seller (as finally determined, the “Final Allocation”). The draft Allocation supplied by Seller to Purchaser shall constitute the Final Allocation if the Purchaser does not provide a written objection to such draft Allocation within the thirty (30) days after receipt thereof. Except as specifically required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Purchaser, the Seller, and their respective Affiliates shall report and file Tax Returns (including IRS Forms 8594) in all respects and for all purposes in a manner consistent with the Final Allocation, and shall not take any position before any Governmental Authority in respect of Taxes that is in any way inconsistent with the Final Allocation. Any adjustments made to the Purchase Price shall be allocated among the Purchased Assets in a manner consistent with the Final Allocation.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser as follows, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):
Section 3.1Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Seller Group entity is a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.
Section 3.2Authority and Enforceability.
(a)The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller have been duly authorized by all necessary action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
(b)Each member of the Seller Group has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which such member of the Seller Group is a party and to perform its respective obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby by the members of the Seller Group party thereto have been duly authorized by all necessary action on the part of the members of the Seller Group. On or prior to the Closing, each member of the Seller Group will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Purchaser and the other parties thereto, at the Closing each Ancillary Agreement to which a member of the Seller Group is a party will constitute the valid and binding obligation of the member of the Seller Group that is party thereto, enforceable against such member of the Seller Group in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3No Conflict. Neither the execution, delivery and performance of this Agreement by the Seller and any Ancillary Agreement by any member of the Seller Group party thereto, nor the consummation by the Seller of the transactions contemplated by this Agreement, will (a) conflict with or violate any Seller Group member’s certificate of incorporation or bylaws (or other applicable organizational documents), (b) result in a material breach or material default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Included Contract, (c) violate any Law or Judgment applicable to the Seller Group (to the extent it relates exclusively to the Business), the Business or the Purchased Assets or (d) require any member of the Seller Group to obtain any material Governmental Authorization or make any filing with any Governmental Authority.
Section 3.4Intellectual Property; Data Privacy.
(a)Section 3.4(a) of the Seller Disclosure Schedule sets forth a true and complete in all material respects list of all Registered IP and material unregistered trademarks included in the Purchased Intellectual Property, including for each such item of Registered IP, the Person that owns such Registered IP, the title, jurisdiction of filing, and the registration or application numbers and dates, as applicable, as well as a complete and accurate in all material respects list of all actions that must be taken within ninety (90) days after the Closing Date with respect to any such Registered IP, including the payment of any filing, examination, registration, maintenance, renewal and other fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered IP and to avoid loss or abandonment thereof, in each case in accordance with applicable Law. Each item of such Registered IP is subsisting, unexpired, and, to Seller’s Knowledge, valid and enforceable. There is no opposition or cancellation Proceeding currently pending with respect to any such Registered IP, and the Seller Group has not received any written claim challenging or contesting the ownership, validity, or enforceability of any such Registered IP (other than publicly-available ordinary-course office actions and similar administrative notices received in connection with the prosecution of an application for any item of such Registered IP). Neither Seller nor, to the Seller’s Knowledge, any of its Representatives have misrepresented, or failed to disclose, any facts or information in any application for any such Registered IP that would constitute fraud with respect to such application or that would otherwise affect the enforceability of any such Registered IP. In connection with such Registered IP, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due as of the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from any Governmental Authority) and certificates have been timely filed with all relevant Governmental Authorities for the purposes of maintaining such Registered IP, in each case in accordance with applicable Law and to avoid loss or abandonment thereof. Seller has delivered to Purchaser correct and complete copies of all non-public applications for Registered IP.
(b)Each item of the Purchased Intellectual Property is entirely and exclusively owned by the Seller Group, free and clear of all Encumbrances. None of the Purchased Intellectual Property is subject to an exclusive license or exclusive right granted to any Person. None of the Purchased Intellectual Property is subject to any Judgment adversely affecting the ownership or use thereof. Other than the Seller Group, no other Person has any right to bring a Proceeding against a third party for past, present, or future infringement of the Purchased Intellectual Property or any right to any damages recovered in any such action.
(c)The Purchased Intellectual Property, together with Purchaser’s rights under the Included Contracts and the Technology License Agreement, constitute all Intellectual Property necessary for the Seller Group to operate the Business as currently conducted.
(d)None of the activities or business presently conducted by the Business infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person; provided that the foregoing is to Seller’s Knowledge with respect to Patents and Trademarks. The Seller Group has not received any written notice alleging that any of the Business or Products infringe, violate, dilute, or misappropriate any Intellectual Property of any third party.
(e)To the Seller’s Knowledge, no other Person is infringing, violating or misappropriating any of the Purchased Intellectual Property. The Seller Group has not brought any Proceeding for infringement or misappropriation of any Purchased Intellectual Property. The Seller Group has not notified any Person (including any demand letter, unsolicited offer to license, or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating, or violating any Purchased Intellectual Property.
(f)The Seller Group secured from each of its employees and contractors an executed proprietary information and invention assignment agreement, substantially in the Seller Group’s standard form of such agreement, which form has been made available to the Purchaser for review. Such agreements assign to the Seller Group ownership of all right, title and interest in any Purchased Intellectual Property arising in connection with the service performed by such employees and contractors for or on behalf of the Seller Group (whether by assignment or operation of law), and, to the extent permitted under applicable Law, include customary waivers of non-assignable rights, including moral rights. To the Seller’s Knowledge, no current or former employee, consultant or independent contractor that was involved in the development of any Purchased Intellectual Property is in violation of any term of any agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with a member of the Seller Group as it relates to that employee, consultant or contractor’s services to the Business.
(g)No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Products or Purchased Intellectual Property.
(h)No Patents that are included in the Purchased Intellectual Property are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.
(i)The Seller Group has taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Purchased Intellectual Property, and to the Seller’s Knowledge, there are no material unauthorized uses or disclosures of any such Trade Secrets.
(j)To the Seller’s Knowledge, there are no unresolved warranty claims with respect to any Product. To Seller’s Knowledge, none of the Product software, at the time made commercially available, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product, or data or other software of users or other harmful or malicious code.
(k)The Seller Group has not disclosed, licensed, or delivered to any third party, or permitted the disclosure, license, or delivery to any escrow agent or other party of, any software source code included in any Purchased Intellectual Property or Product. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, require the disclosure, license, or delivery to any third party of any such source code. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any such source code.
(l)The Seller Group has not used Open Source Materials in any manner that, with respect to the source code of any Product or any Purchased Intellectual Property, (i) requires its disclosure or distribution in source code form, (ii) requires the licensing thereof for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution thereof, or (iv) creates, or purports to create, obligations for the Seller Group with respect to Purchased Intellectual Property or the source code of any Product or grants, or purports to grant, to any third party, any rights or immunities under Purchased Intellectual Property or the source code of any Product. The Seller Group is not in material breach of any license to any Open Source Materials incorporated into, combined with, or distributed with any Products. The Seller Group has not made any Purchased Intellectual Property available as Open Source Material.
(m)Seller has no material obligation to pay any royalties, license fees or other amounts or provide or pay any other material consideration to any Person by reason of ownership, use, exploitation,

practice, sale or disposition of any Purchased Intellectual Property or reproducing, making, using, selling, offering for sale, distributing or importing any Product.
(n)No member of the Seller Group has entered into a Contract (A) regarding joint development of any Products, (B) by which any Seller Group member grants, granted or is required to grant any ownership right or title to any Purchased Intellectual Property, or (C) under which any Seller Group member grants or receives an option or right of first refusal or right of first negotiation relating to any Purchased Intellectual Property.
(o)The execution, delivery or performance of this Agreement or any Ancillary Agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such Ancillary Agreements and the satisfaction of any Closing condition set forth herein will not cause, to the Seller’s Knowledge (i) any member of the Seller Group to grant to any other Person any right to or with respect to any Purchased Intellectual Property, or (ii) Purchaser to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by Seller Group in the absence of this Agreement or the transactions contemplated hereby.
(p)As of the Closing Date, all Purchased Intellectual Property is and will be fully transferable, alienable and licensable by the Purchaser without any material restriction and without payment of any kind to any other Person, except as required by applicable Law.
(q)Except with respect to any Included Contracts, Seller has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Purchased Intellectual Property. No customer or other Person has requested that any member of the Seller Group defend or indemnify the customer or such Person from a third party claim, suit or action related to an allegation that a Product infringes, violates or misappropriate a third party’s Intellectual Property.
(r)To the Seller’s Knowledge, (i) the Seller Group has been during the two (2)-year period immediately prior to the date of this Agreement in material compliance with all applicable Data Protection Laws, solely with respect to the Business and the Purchased Assets; (ii) the Seller Group has not, during the two (2)-year period immediately prior to the date of this Agreement, received any written notice from any applicable Governmental Authority alleging a violation of any Data Protection Laws, solely with respect to the Business and the Purchased Assets; (iii) the Seller Group, with respect to Personal Data collected or used, solely in connection with the Business and the Purchased Assets, has taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in its possession or under its control against unauthorized use, access or disclosure; and (iv) during the two (2) year period immediately prior to the date of this Agreement, there has been no material unauthorized use, access, disclosure of or involving Personal Data collected by or used, solely in connection with the Business and the Purchased Assets. All transfers to Seller of Personal Data that is included in Purchased Assets shall be made in full compliance with all applicable Data Protection Laws.
(s)Except as set forth in Section 3.4(s) of the Seller Disclosure Schedules, the Seller Group has not used any AI Technology in connection with the operation of the Business. No released Products incorporate any AI Technology.
Section 3.5Contracts.
(a)Section 3.5 of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each written Contract to which any member of the Seller Group is a party that is either (x) an Included Contract, or (y) primarily related to the Business and the Purchased Assets, and which:
(i)is for the purchase or sale of materials, supplies, goods, equipment or services that involves the payment by or to the Seller Group of more than $25,000 over the life of the Contract;

(ii)only to the extent it encumbers the Purchased Assets, is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to indebtedness for borrowed money (excluding accounts receivables and payables in the ordinary course of the Business);
(iii)is a license or other Contract under which any member of the Seller Group has obtained a license to use the Intellectual Property of another Person (except for (1) any license implied by the sale of a product and perpetual, paid-up, (2) non-exclusive licenses for commonly available off-the-shelf software programs under which a member of the Seller Group is the licensee, and (3) inbound licenses for Open Source Materials);
(iv)provides for any member of the Seller Group to act as a distributor, dealer, sales representative or authorized service Person;
(v)limits or purports to limit the ability of the Business to compete in any line of business, set pricing in its discretion or with any Person or in any geographic area;
(vi)is a Contract (excluding non-disclosure and confidentiality agreements) pursuant to which any Seller Group member granted or is required to grant to any Person any right under or license (other than non-exclusive licenses pursuant to Seller’s standard customer Contracts for the Products entered into in the ordinary course of business), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Purchased Intellectual Property, or where a Seller Group member has undertaken or assumed any material obligation not to assert any current or future Purchased Intellectual Property against any Person prior to asserting such Purchased Intellectual Property against any other Person or any obligation to exhaust remedies as to any Purchased Intellectual Property against one or more Persons prior to seeking remedies against any other Person;
(vii)is an employment, consulting, independent contractor, severance, bonus, retention, or other similar Contract with any Employee or independent contractor;
(viii)is a staffing agreement or any other Contract whereby the Seller Group retains the services of any staffing agency or professional employer organization with respect to the Business;
(ix)is with any labor union, works council, organization, association or body representing any Employee;
(x)is a material Contract between or among the Business (as conducted through the applicable member of the Seller Group), on the one hand, and any other member of the Seller Group or their respective Affiliates, on the other hand; or
(xi)is otherwise material to the Business which is terminable by the other party thereto upon a sale of all or substantially all of the assets of the Business.
The Included Contracts and the Contracts listed in Section 3.5(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Contracts.”
(b)The Seller has made available to the Purchaser an accurate and complete copy of each Material Contract. With respect to each such Material Contract, neither any member of the Seller Group party to the Material Contract, nor, to the Seller’s Knowledge, any other party to the Material Contract is in material breach or material default under the Material Contract except for such breaches or defaults as to which requisite waivers or consents have been obtained. To the Seller’s Knowledge, each Material Contract is enforceable as to the applicable member of the Seller Group party thereto in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.6Tax Matters.
(a)All material Tax Returns required to be filed by the Seller Group relating to the Business or the Purchased Assets have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes relating to the Business or the Purchased Assets due and owing by the Seller Group (or any member thereof) that, if unpaid, would give rise to an Encumbrance on any Purchased Assets, have been timely paid.
(b)The Seller Group (and each member thereof) has complied in all material respects with its obligations to duly and timely (i) collect and remit all sales, use, value added, excise or similar Taxes related or attributable to the Purchased Assets in accordance with applicable Law and (ii) withhold and remit in full all Taxes related or attributable to the Purchased Assets or the Business required to have been withheld and paid in connection with any amounts paid or owing to employee, independent contractor, creditor, stockholder or any other Person.
(c)There are no Encumbrances with respect to Taxes upon any of the Purchased Assets or other assets used in the Business.
(d)None of the Purchased Assets nor the Business is subject to any closing agreements or Tax rulings that will be binding on Purchaser or its Affiliates after the Closing.
(e)No federal, state, local, or non-U.S. property Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller that relate solely to any of the Purchased Assets or the Business , the result of which would result in Tax liability being assessed against the Purchaser or its Affiliates after the Closing.
(f)None of the Assumed Liabilities is or includes (i) any obligation under any Tax allocation, indemnification, sharing or other similar agreement, (ii) an obligation under any record retention, transfer pricing or other agreement or arrangement with any governmental authority that will impose any Liability on the Purchaser or its Affiliates after the Closing, (iii) any amount under any escheat or abandoned or unclaimed property Law or (iv) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).
(g)This Section 3.6, together with Section 3.7, constitute the sole and exclusive representations and warranties of the Seller with respect to Tax matters.
Section 3.7Employee Benefit Matters.
(a)Section 3.7(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Seller Plans.
(b)With respect to each material Seller Plan, the Seller has made available to the Purchaser an accurate and complete copy of the following, to the extent applicable: (i) such Seller Plan and any amendments thereto (or if such Seller Plan is not in writing, a written summary of the material terms thereof) or the most recent summary plan description and any summary of material modification thereto, or (ii) with respect to each Seller Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), the most recent determination, advisory or opinion letter issued by the IRS for each such Seller Plan.
(c)Each material Seller Plan has been established, operated and administered in compliance in all material respects with its terms and applicable Law. Each Qualified Plan has received a favorable determination, advisory or opinion letter from the IRS as to it is qualified status, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Qualified Plan.
(d)Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to, or had any Liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any plan subject to Section 302 or Title IV of ERISA or Section

412 of the Code, (iii) a “multiple employer plan” (as defined in Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)No Seller Plan provides health or welfare benefits following retirement or termination of employment with respect to any Employee, except as required by Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”) for which Employees are responsible to cover the full premium or with respect to coverage through the end of the calendar month in which a termination of employment occurs.
(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment) would reasonably be expected to (i) accelerate the time of payment or vesting or material increase the amount of compensation due to any Employee, or (ii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(g)Each Seller Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which Seller is a party (a “Deferred Compensation Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Deferred Compensation Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Seller has no actual or contingent obligation to reimburse or otherwise ‘gross up’ any Employee for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code under any Seller Plan. Seller has no indemnity obligation for any Taxes imposed under Section 4999 under any Seller Plan.
(h)All benefits, contributions and premiums relating to each Seller Plan have been timely paid in accordance with the terms of such Seller Plan and all applicable Laws, or, to the extent unpaid, have been accrued on Seller’s most recent financial statements to the extent required by, and in accordance with, GAAP.
(i)There is no pending or, to Sellers’ Knowledge, threatened Proceeding relating to a Seller Plan (other than routine claims for benefits).
Section 3.8Employment and Labor Matters.
(a)Section 3.8(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Employees as of the date of this Agreement, including any Employee who is on any leave of absence of any nature, and shows with respect to each such Employee: (i) name, (ii) employing entity, (iii) job title, (iv) work location (by country, state, and city), (v) status (e.g., full-time, part-time, seasonal, intern), (vi) start date, (vii) current compensation (salary or hourly rate, as applicable, plus bonus and commissions opportunities), (viii) current classification under the federal Fair Labor Standards Act (“FLSA”) (i.e., exempt, non-exempt), if applicable, (ix) accrued and unused paid time off, (x) average weekly work hours, (xi) whether currently on a leave of absence (and, if so, the expected return to work date, if any), (xii) contractual notice of termination or severance obligations, and (xiii) any visa or work permit status and the date of expiration, if applicable.
(b)Section 3.8(b) of the Seller Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all individual or sole proprietor independent contractors, consultants, or other agents employed or engaged by the Seller Group with respect to the Business and classified by Seller Group as other than Employees, or compensated other than through wages paid by the Seller Group through the Seller Group’s payroll department, showing for each: (i) name, (ii) location (by country and state), (iii) description of services provided, (iv) current compensation (hourly or project rate, fixed rate, bonus, commissions, etc.), (v) average weekly work hours, (vi) whether engaged pursuant to a written contract, and (vii) length of the relationship (with start and, where applicable, end dates).
(c)Each Employee employed in the United States is employed on an at-will basis. Each employment agreement or Contract with an Employee is valid and enforceable by the Seller Group.

(d)No member of the Seller Group is now, nor in the past three (3) years has been a party to, bound by, or negotiated any collective bargaining agreement or any other Contract with any trade or labor union, works council, employees’ association or similar organization applicable to, and, to the Seller’s Knowledge, no petition has been filed or Proceedings instituted by, any Employee or group of Employees with any labor relations board or otherwise seeking recognition of a bargaining representative. To the Seller’s Knowledge, there is not now, nor has there been in the past three (3) years any organizational effort made or threatened by or on behalf of any labor union to organize any Employees. Except as set forth on Section 3.8(d) of the Seller Disclosure Schedule, in the past three (3) years, there has not been any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Seller’s Knowledge, threatened between any member of the Seller Group, on the one hand, and any Employee, on the other hand. In the past three (3) years, neither the Seller nor any other member of the Seller Group has been involved in any Proceeding related to any claims of unfair labor practices with respect to any Employee or the Business. The Seller Group is and for the past three (3) years has been in material compliance with all applicable Laws and Contracts pertaining to employment, in each case with respect to Employees and independent contractors of the Business, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination, restrictive covenants, pay equity, background checks, affirmative action, harassment, retaliation, reasonable accommodation, termination or discharge, pay equity, record retention, hours of work and the payment of wages and other amounts owed, overtime pay, payroll documents and wage statements, classification of Employees and independent contractors, immigration, health and safety, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, restrictive covenants, leaves of absence, labor relations and collective bargaining. The Seller Group has properly completed all reporting and verification requirements pursuant to, and have otherwise complied with, all Laws relating to immigration controls, including the Form I-9, with respect to Employees of the Business.
(e)Except as set forth on Section 3.8(e) of the Seller Disclosure Schedule, currently and during the past three (3) years, there is no and there have not been any Proceedings or material internal complaints or grievances pending or, to the Seller’s Knowledge, threatened against any member of the Seller Group involving any labor or employment matters relating to the Business, including any claim relating to unfair labor practices, discrimination, harassment, retaliation, occupational health and safety, wages and hours, or equal pay. Except as set forth on Section 3.8(e) of the Seller Disclosure Schedule, the Seller Group is not, and within the last three (3) years has not been, subject to any order, decree, injunction, judgment, audit, or investigation by any Governmental Authority or private settlement contract in respect of any labor or employment matters relating to the Business.
(f)In the past three (3) years, no allegations of sexual harassment or misconduct have been reported internally by or to or, to Seller’s Knowledge, threatened by or against, any Employee or independent contractor of the Business. To the Seller’s Knowledge, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, or other unlawful harassment or unlawful discrimination or retaliation against or involving any Employee or independent contractor of the Business.
(g)To Seller’s Knowledge, no Employee or independent contractor of the Business is in violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such Employee or independent contractor to be employed by the Seller Group or to use trade secrets or proprietary information of others. To the Sellers’ Knowledge, the employment of any Employee or independent contractor of the Business by the Seller Group does not subject it to any liability to any third party.
(h)During the ninety (90) day period preceding the date hereof, no Employee or any member of the Seller Group with respect to the Business has suffered an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law with respect to the Seller or any member of the Seller Group. To Seller’s Knowledge, no Employee has provided notice, whether oral or written, of an intent to terminate employment.
Section 3.9Governmental Authorizations. The Seller Group has all Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted. The Seller Group is in compliance with all Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted. All Governmental Authorizations required to conduct the Business in the manner in which it is presently conducted or for the ownership and use of the Purchased Assets are set forth on Section 3.9 of the Seller Disclosure Schedules.
Section 3.10Compliance with Laws.
(a)Since January 1, 2020. the Seller and the other members of the Seller Group have been, solely in respect of the Business and the Purchased Assets, in material compliance with all Laws applicable to the conduct of the Business as presently conducted, including the applicable Laws of any jurisdiction in which the Business markets, commercializes, distributes and sells Products as of the date of this Agreement.
(b) To the Knowledge of Seller, since January 1, 2020, neither the Seller nor any other member of the Seller Group nor any of their respective officers or directors, in each case, solely with respect to the Business and the Purchased Assets, has made or accepted any unlawful payment to from any person in violation of applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), or the U.K. Bribery Act 2010 (collectively with the FCPA, “Anti-Corruption Laws”). Neither the Seller nor any other member of the Seller Group, in each case, solely with respect to the Business and the Purchased Assets, is under Governmental Authority has received any written notice from a Governmental Authority regarding, or to the Knowledge of Seller is under any investigation for, any violation of any Anti-Corruption Laws.
(c)Since January 1, 2020, the Seller and the other members of the Seller Group have been, solely in respect of the Business and the Purchased Assets, in material compliance with applicable sanctions and export control laws and regulations, including the U.S. Export Administration Regulations and the sanctions regulations and related Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control.
Section 3.11Legal Proceedings. There is no Proceeding pending or, to the Seller’s Knowledge, threatened against any member of the Seller Group with respect to the Business or any Purchased Asset. No member of the Seller Group is subject to any outstanding Judgment relating to the Business or the Purchased Assets.
Section 3.12Brokers Fees. No member of the Seller Group has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.
Section 3.13Bookings; Indebtedness; Absence of Certain Changes; Revenue.
(a)Attached to Section 3.13(a) of the Seller Disclosure Schedules is a true, correct and complete list of the outstanding Bookings as of the date hereof. The Bookings were entered into in the ordinary course of business, on terms and conditions consistent with past practice of the applicable member of the Seller Group.
(b)All Indebtedness of Seller relating to the Business as of the date hereof is set forth on Section 3.13(b) of the Seller Disclosure Schedules.
(c)Since December 31, 2024, except as set forth on Section 3.13(c) of the Seller Disclosure Schedules, no member of the Seller Group has (i) with respect to the Purchased Assets, accelerated the collection of accounts receivable outside of the ordinary course of business, (ii) with respect to the Purchased Assets, delayed payment of accounts payable or accrued expenses outside of the ordinary course of business or (iii) renewed an existing Contract, or entered into a new Contract, with a Top Customer with respect to the Products.
(d)Attached to Section 3.13(d) of the Seller Disclosure Schedules is a true, correct, and complete list of the monthly Revenue by customer, by contract, and by month for all customers of the Business for the fiscal year ended December 31, 2024 and the two month period ended February 28,

2025. The Revenue was recorded in the ordinary course of business, in all material respects on terms and conditions consistent with past practice, and in accordance with the applicable policies of the relevant member of the Seller Group.
Section 3.14Top Customers & Suppliers. Section 3.14(a) of the Seller Disclosure Schedule sets forth (i) the top five (5) customers (each, a “Top Customer”) of the Business (based on and including the dollar amount of revenue from such clients), for each of the years ended December 31, 2023, and December 31, 2024 and (ii) the top five (5) suppliers and vendors of the Business (based on and including the dollar amount of payables paid to such suppliers) for each of the years ended December 31, 2023, and December 31, 2024 (each, a “Top Supplier”). Except as set forth on Section 3.14(b) of the Seller Disclosure Schedule, (i) no member of the Seller Group has received written notice or, to Seller’s Knowledge, otherwise been expressly informed by any such Top Customer or Top Supplier that any such Top Customer or Top Supplier has stopped or materially decreased, or plans to stop or materially decrease, the amount of business done with the Seller Group as it relates to the Business, (ii) no Top Customer has requested in writing (or to Seller’s Knowledge has requested orally) or received a decrease, nor, is there any intention or plan on the part of any member of the Seller Group to provide a decrease, in the prices paid to a member of the Seller Group as it relates to the Business, that is or would be materially inconsistent with the terms of its existing Contract with such member of the Seller Group, and (iii) no Top Supplier has requested in writing (or to Seller’s Knowledge has requested orally) or received an increase, no is there any intention or plan on the part of such Top Supplier to implement an increase, in the prices or fees charged to a member of the Seller Group as it relates to the Business, that is or would be materially inconsistent with the terms of its existing Contract with such member of the Seller Group.

Section 3.15No Other Representations or Warranties. Except for the representations and warranties of the Seller contained in this ARTICLE 3 or in any Ancillary Agreement, neither the Seller, the other members of the Seller Group nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to the Seller Group, the Purchased Assets, the Assumed Liabilities, the Business or with respect to any other information provided, or made available, to the Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information delivered to the Purchaser or any of its Affiliates or Representatives in connection with the Purchaser’s review of the Business or the Purchased Assets and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Neither the Seller, the other members of the Seller Group nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to the Purchaser or any of its Affiliates or Representatives or any other Person resulting from the Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, documents, projections, forecasts, business plans or other material made available to the Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, the Seller, the other members of the Seller Group or any of their respective Affiliates or Representatives, or the Purchaser or its Affiliates or Representatives. Each of the Seller and the other members of the Seller Group and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties of the Seller contained in this ARTICLE 3 or in any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, neither the Seller, the other members of the Seller Group nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Excluded Liabilities.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as follows:

Section 4.1Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.
Section 4.2Authority and Enforceability.
(a)The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
(b)Each member of the Purchaser Group has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which such member of the Purchaser Group is a party and to perform its respective obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby by the members of the Purchaser Group party thereto have been duly authorized by all necessary action on the part of the members of the Purchaser Group. On or prior to the Closing, each member of the Purchaser Group will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Seller and the other parties thereto, at the Closing each Ancillary Agreement to which a member of the Purchaser Group is a party will constitute the valid and binding obligation of the member of the Purchaser Group that is party thereto, enforceable against such member of the Purchaser Group in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
Section 4.3No Conflict. Except in any case that would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser and the other members of the Purchaser Group to consummate the transactions contemplated by this Agreement, neither the Purchaser’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Purchaser or another member of the Purchaser Group is a party, nor the consummation by the Purchaser or the other members of the Purchaser Group of the transactions contemplated by this Agreement, will (a) conflict with or violate the certificate of incorporation, bylaws or other organizational documents of any member of the Purchaser Group, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser or another member of the Purchaser Group is a party or by which the Purchaser or another member of the Purchaser Group is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any lien or other encumbrance on any of the assets of the Purchaser, (d) violate any Law or Judgment applicable to the Purchaser or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority.
Section 4.4Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser or another member of the Purchaser Group that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser and the other members of the Purchaser Group to consummate any of the transactions contemplated by this Agreement.
Section 4.5Brokers Fees. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.
Section 4.6Acknowledgment of No Other Representations or Warranties.

(a)The Purchaser acknowledges and agrees that, except for the representations and warranties of the Seller contained in ARTICLE 3 or in any Ancillary Agreement, neither the Seller, the other members of the Seller Group nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to the Seller, the other members of the Seller Group or any of their respective Affiliates, the Purchased Assets, the Assumed Liabilities, the Business or with respect to any other information provided, or made available, to the Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. The Purchaser acknowledges and agrees that neither the Seller, the other members of the Seller Group nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to the Purchaser, its Affiliates or Representatives or any other Person resulting from the Purchaser’s use of, or the use by any of its Affiliates or Representatives, of any information, documents, projections, forecasts, business plans or other material made available to the Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, the Seller Group or any of their respective Affiliates or Representatives, or the Purchaser or its Affiliates or Representatives. The Purchaser acknowledges and agrees that it is not relying on any representation or warranty of the Seller, the other members of the Seller Group, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in ARTICLE 3. The Purchaser acknowledges and agrees that each of the Seller and the other members of the Seller Group and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties of the Seller contained in ARTICLE 3 or in any Ancillary Agreement. The Purchaser acknowledges and agrees that neither the Seller, the other members of the Seller Group nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Excluded Asset.
(b)The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE 3. In light of these inspections and investigations and the representations and warranties made to the Purchaser by the Seller in ARTICLE 3 hereof, the Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in ARTICLE 3 and in any Ancillary Agreement.
(c)Except as set forth in ARTICLE 3, the Purchaser acknowledges that neither the Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for the Purchaser, or with respect to any forecasts, projections or business plans or other information delivered to Purchaser or any of its Affiliates or Representatives in connection with the Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.
ARTICLE 5
COVENANTS
Section 5.1Confidentiality. For a period of three (3) years after the Closing, the Seller will, and will cause the other members of the Seller Group to, and will instruct its directors, officers, employees and advisors to, hold in confidence and not use or disclose, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential, proprietary and non-public documents and information relating to the Business (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of the Seller or any other member of the Seller Group pursuant to this Agreement and the Ancillary Agreements, (ii) can be shown to have been in the public domain through no fault of the Seller or any other member of the Seller Group or (iii) was later lawfully acquired by the Seller or any other member of the Seller Group from sources other than those related to its prior ownership of the Business. Notwithstanding the foregoing, in no event will this Section 5.1 limit or otherwise restrict the right of the Seller or any other member of the Seller Group to disclose such Business information (x) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (y) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (z) as permitted in accordance with Section 5.2. In addition, nothing in this Section 5.1 will limit or otherwise the right of any employee of the Seller Group to disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that such employee has reason to believe is unlawful.
Section 5.2Public Announcements. Each Party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards, in which case the disclosing party agrees to use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the comments of such other Party with respect thereto.
Section 5.3Further Actions; Omitted Business Assets; Employee Emails.
(a)Subject to the other express provisions of this Agreement, upon the request of either Party to this Agreement, the other Party will execute and deliver such other documents, instruments and agreements as the requesting Party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
(b)Without limiting Section 5.3(a), promptly after the Closing Date, Seller shall provide prosecution files, file histories and notes (where such notes are regarding the Purchased Intellectual Property), invention disclosures for Purchased Intellectual Property, actual or potential disclosure dates or prior art dates and correspondence with inventors, outside legal counsel and foreign agents.
(c)Without limiting Section 5.3(a), if, within the twelve (12) month period following the Closing Date, either Seller or Purchaser discovers in good faith that any asset held by the Seller Group (i) was exclusively used in the Business in the twelve (12) month period prior to the Closing Date, (ii) is reasonably necessary for the functionality and/or delivery of the Products and (iii) was omitted (whether intentionally or unintentionally) from the definition of Purchased Assets hereunder (each, an “Omitted Business Asset”), then (x) Seller shall, and shall cause its appropriate Affiliates to, transfer and convey (at no cost to Purchaser and without further consideration, subject to Purchaser being responsible for all Transfer Taxes) to Purchaser such Omitted Business Asset, (y) Purchaser shall assume any Assumed Liabilities in relation to such Omitted Business Asset, and (z) the Parties shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Omitted Business Asset and such associated Assumed Liabilities to Purchaser. To the extent (1) an asset held by the Seller Group would have been an Omitted Business Asset but for the fact that such asset was not exclusively used in the Business in the twelve (12) month period prior to the Closing Date and (2) such asset is reasonably necessary for the functionality and/or delivery of the Products, then Seller shall (or shall cause its applicable Affiliate or member of the Seller Group to) license such assets to the Purchaser on substantially similar terms as contemplated under the Technology License Agreement, to afford Purchaser the benefit of such asset until Purchaser secures an alternative means of supporting the functionality and/or delivery of the Products.
(d)In the interests of the continuity of the Purchaser Group’s operation of the Business following the Closing, the Seller has agreed to convey as Purchased Assets certain electronic communications of the Employees from the period commencing one (1) year prior to the Closing Date (collectively, the “Employee Emails”). The Parties acknowledge and agree that the Employee Emails are more likely than not to include Personal Data, Seller Privileged Communications, and information that may constitute Trade Secrets under applicable Law that the Parties do not intend to constitute Purchased Assets, and that, in consideration of the foregoing, the Seller has commenced an exercise to review and to delete certain Employee Emails, and to redact from such remaining Employee Emails, in each case, Personal Data that is not necessary for the Purchaser Group’s operation of the Business following the

Closing, Seller Privileged Communications, and any such information that may constitute Trade Secrets, before transferring the Employee Emails to Purchaser (the “Seller Review Exercise”). At the Closing, those Employee Emails for which the Seller Review Exercise has been completed shall be included in the Purchased Assets conveyed to Purchaser on the Closing Date in accordance with the last paragraph of Section 2.7. Seller undertakes to use commercially reasonable efforts to complete the Seller Review Exercise within the 5-day period following the Closing Date, and, upon such completion, to promptly convey any additional Employee Emails not deleted or redacted. For the avoidance of doubt, the Parties agree that the Seller shall be entitled to exercise its reasonable discretion in undertaking the Seller Review Exercise and in determining which Employee Emails to delete or so redact. If, notwithstanding the Seller Review Exercise, any Employee Emails ultimately transferred to Purchaser contain (i) any Personal Data that is not necessary for the Purchaser Group’s operation of the Business following the Closing, (ii) any Seller Privileged Communications, or (iii) any Trade Secrets or other Confidential Information that are not “Purchased Intellectual Property”, will be promptly returned to the Seller or destroyed, at the Seller’s election, and shall not be used by any member of the Purchaser Group or any of its Affiliates or Representatives in any manner whatsoever; further Purchaser agrees to maintain in strict confidence and not to disclose, use or permit access to any such Trade Secrets or other Confidential Information. In respect of Seller Privileged Communications, for the avoidance of doubt, the Seller or its applicable Affiliates or Representatives shall have the exclusive ownership of the privilege relating to such Seller Privileged Communications.
Section 5.4Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller and/or any other member of the Seller Group with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 5.5Restrictive Covenants.
(a)For a period of three (3) years following the Closing Date, without the prior written consent of Purchaser, as to any employees of the Business immediately prior to the Closing and who became employed by Purchaser or Purchaser’s Subsidiaries as of immediately following the Closing (a “Business Covered Person”), each member of the Seller Group agrees that no member of the Seller Group or their respective Affiliates or Subsidiaries will solicit for employment or engage any Business Covered Person; provided, that, the Seller Group shall not be precluded from employing or engaging any such individual who responds to a general solicitation by any member of the Seller Group not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency).
(b)For a period of five (5) years following the Closing Date, without the prior written consent of Purchaser, each member of the Seller Group agrees not to, and to cause its respective Affiliates and Subsidiaries not to, directly or indirectly through or on behalf of any other Person, engage in the Business within the Restricted Territory; provided, that, nothing herein shall preclude any member of the Seller Group from:
(i)owning, solely as a passive investment, five percent (5%) or less of the outstanding securities of any Person;
(ii)acquiring and, after such acquisition, owning an interest in any currently unaffiliated Person (or its successor) that is engaged in a business activity that would otherwise violate this Section 5.5 (a “Competing Business”) if such Competing Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person; or
(iii)exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements.
(c)For a period of five (5) years following the Closing Date, each member of the Seller Group shall not, and shall cause its respective Affiliates and Subsidiaries not to, directly or indirectly through or on behalf of any other Person, induce or attempt to induce any Person who is as of the Closing (or was at any time during the twelve (12) month period prior to the Closing) an actual customer, client, supplier, vendor, service provider, licensor or licensee of Purchaser, its Subsidiaries or the Business (such Persons, “Restricted Commercial Counterparties”) to cease doing business with or to decrease (or otherwise alter in a manner adverse to the Business) its business with Purchaser, its Subsidiaries or the Business, or in any way knowingly interfere with the relationship between the Purchaser, its Subsidiaries or the Business and any such Restricted Commercial Counterparty; provided, that, this Section 5.5(c) shall not prohibit any member of the Seller Group or their respective Affiliates from responding to any request for proposal or similar client or customer outreach (not solicited in violation of this Section 5.5(c) but without giving effect to this proviso) in respect of the services provided by Seller Group not related to the Business and entering into a commercial relationship as a result of such request or outreach.
Section 5.6Use of Seller Marks.
(a)Except as expressly provided in this Section 5.6 or as expressly transferred to the Purchaser Group under this Agreement (such transferred Trademarks which are set forth in Schedule 2.1(b)), no member of the Purchaser Group shall use, acquire, or have any rights in any Trademark of the Seller Group, including “Cadence,” “Cadence Design Systems,” “CDNS,” or any variations or derivatives thereof (collectively, the “Seller Marks”).
(b)Notwithstanding Section 5.6(a), the Purchaser Group may temporarily continue to use the Seller Marks until such time that Purchaser Group is able to phase out and remove such Seller Marks from the Products and the Purchased Technology, subject to the last sentence of this Section 5.6(b). The Purchaser Group shall use commercially reasonable efforts to minimize and eliminate such use. In any event, as soon as practicable after the Closing Date, and in any event no longer than ninety (90) days thereafter, the Purchaser Group shall cease all use of the Seller Marks.
ARTICLE 6
TAX MATTERS
Section 6.1Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall pay, when due, and be responsible for any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party customarily responsible under applicable Law shall prepare and timely file any Tax Returns with respect to Transfer Taxes. In the event the Seller or any of its Affiliates pays any amount of Transfer Taxes to a Governmental Authority, the Purchaser shall promptly reimburse the Seller so that all Transfer Taxes are borne by the parties in the manner required by this Section 6.1, which reimbursement shall be accomplished no later than ten (10) days after the paying party makes such payment and makes written request therefor.
Section 6.2Straddle Period Apportionment. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
ARTICLE 7
EMPLOYEE MATTERS
Section 7.1Employees.
(a)At least five (5) Business Days prior to the Closing Date, the Purchaser or an Affiliate of the Purchaser extended written offers of employment, in each case conditional on the Closing, through (i) offers under the Key Employee Offer Letters to each Key Employee, incorporating substantially such terms as are set forth on Schedule 7.1(a)(ii) (the “Employment Offer Terms”) as applicable to each Key Employee, and (ii) offers under the Remaining Employee Offer Letters to each Remaining Employee, incorporating substantially such Employment Offer Terms as applicable to each Remaining Employee.

The Key Employees and Remaining Employees are collectively referred to as the “Employees”. Each Employee who has accepted, and has not since subsequently revoked his or her acceptance of, such offer of employment from the Purchaser or an Affiliate of the Purchaser conditional on the Closing is hereafter referred to as a “Transferred Employee”.
(b)The Seller shall be solely responsible for the payment of, and shall pay, all wages, salaries and other compensation and employee benefits (including any vacation pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, retirement and any other benefits, premiums, claims and related costs) of any Employee or independent contractor of the Seller Group and any amounts payable at any time to or relating to Employees and independent contractors of the Seller Group based on or arising under their employment or engagement, or termination of such employment or engagement with the Seller Group prior to the Closing Date. Following the Closing Date, the Purchaser shall, or shall cause any of its Affiliates to, offer COBRA to all Transferred Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with COBRA with respect to claims incurred at any time on or after the Closing Date.
(c)In connection with or promptly following the Closing Date, with respect to each time-based vesting restricted stock unit award covering shares of Seller stock that (i) remains outstanding and unvested as of immediately prior to the Closing, (ii) will be forfeited as a result of the holder’s termination of employment with the Seller Group in connection with the consummation of the transactions contemplated by this Agreement, and (iii) is held by an Employee who becomes a Transferred Employee (each such award, a “Forfeited Award”), the Purchaser shall, or shall cause its applicable Affiliate to, grant such Transferred Employee an award of time-based vesting restricted stock units covering a number of shares of the Purchaser’s stock (each such award, a “Replacement Award”) after reflecting the conversion of the number of shares of Seller stock subject to the Forfeited Award at a 40:1 exchange ratio, as set forth on Schedule 7.1(c), which shall include a schedule of each Forfeited Award held by the Transferred Employees (on a holder and per grant basis) as of the Closing Date, including the name of the Transferred Employee, the number of unvested restricted stock units, the grant date, and the vesting schedule, subject to such terms and conditions as set forth in Purchaser’s equity incentive plan that apply generally to employees of Purchaser consistent with past practice; provided, that, the time-based vesting terms of the Replacement Award shall be no less favorable than the time-based vesting terms in effect for the corresponding Forfeited Award as set forth on Schedule 7.1(c).
(d)Subject to the last sentence of this Section 7.1(d), for the one (1)-year period commencing on the Closing Date (or, if shorter, the Transferred Employee’s period of employment with the Purchaser or an Affiliate of the Purchaser) (the “Continuation Period”), the Purchaser will provide, or cause its applicable Affiliates to provide, to each Transferred Employee (i) target total direct compensation that is, when taken as a whole, no less favorable than those provided to such Transferred Employee immediately prior to the Closing as set forth on Schedule 7.1(d); and (ii) severance, welfare and defined contribution retirement benefits that are no less favorable than those provided to similarly situated employees of Purchaser (such compensation and benefits referred to in clauses (i) and (ii), collectively, the “Continuation Pay and Benefits”). Notwithstanding the foregoing sentence, nothing shall preclude Purchaser (or any member of the Purchaser Group, as applicable) from making adjustments to the Continuation Pay and Benefits relating to general market conditions or individual performance; provided that Transferred Employees are treated in a substantially similar manner to similarly situated employees of Purchaser (or any member of the Purchaser Group, as applicable).
(e)The Purchaser shall, and shall cause its Affiliates to, recognize the prior service of each Transferred Employee with the Seller and its Affiliates as if such service had been performed with the Purchaser and its Affiliates for all purposes, including for purposes of eligibility, vesting and level of benefits, under any employee benefit plan, program or arrangement established or maintained by the Purchaser or its Affiliates for the benefit of Transferred Employees after the Closing (each, a “Purchaser Plan”), to the same extent such service is recognized by the Seller and its Affiliates under a corresponding Seller Plan immediately prior to the Closing, except to the extent such service credit would result in the duplication of benefits or excluding any defined benefit arrangements and retiree welfare plans.
(f)Effective as of the Closing, the Transferred Employees shall cease active participation in the Seller Plans.

(g)Effective as soon as commercially practicable following the Closing Date, the Purchaser shall, or shall cause its applicable Affiliate to, establish or provide the U.S. based Transferred Employees with participation in a Purchaser Plan that constitutes a 401(k) plan (“Purchaser 401(k) Plan”), which shall (i) provide for eligibility for participation for each Transferred Employee who participated in any Seller Plan that constitutes a 401(k) plan immediately prior to the Closing Date (the “Seller 401(k) Plan”) at the earliest possible date in accordance with the eligibility provisions set forth in the Purchaser 401(k) Plan, and (ii) as soon as commercially practicable following the Closing Date, accept rollover contributions of U.S. based Transferred Employees’ account balances under any such Seller 401(k) Plan (including any outstanding, non-delinquent promissory notes to the extent applicable). The Seller and the Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Section 7.1(g), including the provision of records and information as each may reasonably request from the other.
(h)For purposes of each Purchaser Plan that constitutes a health plan in which Transferred Employees are eligible to participate after the Closing (each, a “Purchaser Health Plan”), the Purchaser shall, or shall cause its applicable Affiliate to, use its reasonable best efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Health Plan to be waived for such Transferred Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Seller Plan in which such Transferred Employee participated immediately prior to the Closing, and (ii) any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Seller Plan ending on the date such Transferred Employee’s participation in the corresponding Purchaser Health Plan begins to be taken into account under such Purchaser Health Plan for purposes of satisfying all deductible, coinsurance, co-payment and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Health Plan.
(i)From and after the Closing, the Purchaser shall, and shall cause its Affiliates, to assume and honor all accrued but unused vacation and other accrued but unused paid time-off of the Transferred Employees; provided, that, if any member of the Seller Group is required under applicable Law to make a payment in settlement of such accrued vacation or paid time off to any Transferred Employee, the Purchaser shall reimburse the Seller for such payment.
(j)The terms and provisions of this Section 7.1 are for the sole benefit of the Seller and its Affiliates and the Purchaser and its applicable Affiliates. Nothing contained herein, expressed or implied, (i) shall be construed to establish, amend, or modify any Seller Plan, Purchaser Plan or any other benefit plan, program, policy, practice, agreement or arrangement, or restrict the ability of the Seller or the Purchaser or their respective Affiliates to establish, amend, or modify any Seller Plan, Purchaser Plan or any other benefit plan, program, policy, practice, agreement or arrangement, (ii) is intended to confer or shall confer upon any Employee, Transferred Employee or any other Person any right to employment or continued employment or compensation or benefits of any nature or kind whatsoever, or (iii) is intended to confer or shall confer upon any Employee, Transferred Employee or any other Person any right as a third-party beneficiary of this Agreement.
ARTICLE 8
INDEMNIFICATION
Section 8.1Indemnification of Purchaser Group. Seller shall indemnify and defend each member of the Purchaser Group and each of their direct or indirect Affiliates, partners, members, officers, directors, managers, employees, agents, representatives, successors and assigns (the “Purchaser Indemnified Parties”) and save and hold each of them harmless against any Loss that any such Purchaser Indemnified Party suffers, sustains or becomes subject to, arising from or as a result of:
(a)any breach of any representation or warranty of Seller under this Agreement or any of the Ancillary Agreements;
(b)any breach of any covenant, agreement or other provision by Seller under this Agreement or any of the Ancillary Agreements; and

(c)any Excluded Liability.
Section 8.2Indemnification of Seller Parties. Purchaser shall indemnify each member of the Seller Group and each of their direct or indirect Affiliates, partners, members, officers, directors, managers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless against any Loss which any such Seller Indemnified Party suffers, sustains or becomes subject to, arising from or as a result of:
(a)any breach of the representations and warranties made by Purchaser in this Agreement or any of the Ancillary Agreements;
(b)any breach of any covenant or agreement by Purchaser under this Agreement or any of the Ancillary Agreements; and
(c)any Assumed Liability.
Section 8.3Claim Procedure.
(a)A party that seeks indemnity under this ARTICLE 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.
(b)If the Indemnified Party seeks indemnity under this ARTICLE 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party promptly after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.
(c)In the event of a Third Party Claim, the Indemnifying Party will be entitled to, at its own expense, participate in the defense thereof and, if it so chooses by providing written notice to the Indemnified Party within thirty (30) days of receipt of the Claim Notice, assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim without the consent of the Indemnified Party if such Third Party Claim (x) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought) and not also against the Indemnifying Party or (y) is related to or otherwise arises in connection with any criminal matter, in which case the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in such defense with its own counsel and at its own expense.
(d)The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.
Section 8.4Certain Limitations.
(a)Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and remain in full force and effect until the date that is twelve (12) months from the Closing Date, provided, that, (i) the representations and warranties of the Seller contained forth in Section 3.4 (the “IP Representations”) shall survive the Closing and remain in full and effect until the date that is thirty-six (36) months from the Closing Date; and (ii) the Fundamental Seller Representations and the Fundamental Purchaser Representations shall survive until the 30th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled). All covenants and agreements of the parties contained herein shall survive the Closing for the period specified herein, unless no period is specified, in which case such covenant or agreement shall until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
(b)The Seller Parties shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss subject to indemnification under Section 8.1(a) (i) unless and until the aggregate of all Losses subject to indemnification under Section 8.1(a) (other than Losses thereunder to which the Basket does not apply in accordance with the last sentence of this paragraph) exceeds $100,000 (the “Basket”), in which case the Seller shall be required to indemnify the Purchaser Indemnified Parties for all such Losses in excess of the Basket and (ii) from and after the time that the Seller has made indemnification payments under Section 8.1(a) (other than payments thereunder to which the Cap does not apply in accordance with the last sentence of this paragraph) that in the aggregate are equal to or in excess of $1,000,000 (the “Cap”). Notwithstanding the foregoing, (x) the Basket but not the Cap shall apply with respect to any Loss arising from or related to a breach of the IP Representations, for which the maximum liability of Seller for Losses shall be limited at forty percent (40%) of the Purchase Price, (y) neither the Basket nor the Cap shall apply with respect to any Loss arising from or related to (1) any claim for indemnification pursuant to any of Section 8.1(b) or Section 8.1(c), or (2) a breach of any Fundamental Seller Representations, each of which (1) and (2) will be limited at the Purchase Price, and (z) nothing in this Section 8.4 or elsewhere in this Agreement shall limit either Purchaser’s or Seller’s remedy against the other party for Losses arising from or related to the other party’s Fraud, which shall be unlimited.
Section 8.5Miscellaneous.
(a)Any Losses indemnified for under this ARTICLE 8 shall be treated as adjustments to the Purchase Price for tax and accounting purposes, to the extent permitted by applicable Law.
(b)For the purposes of (i) determining whether any inaccuracy in or breach of a representation, warranty, covenant or agreement has occurred and (ii) calculating the amount of any Losses incurred in connection with any such inaccuracy in or breach of a representation, warranty, covenant or agreement, all references to “material,” “materiality,” “in all material respects,” “material adverse effect,” or similar phrases or qualifiers contained in such representations, warranties, covenants or agreements shall be disregarded.
(c)Indemnification payments required under this ARTICLE 8 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of any such claim (in each case, net of any out-of-pocket costs or expenses incurred in obtaining such insurance proceeds, indemnification, contribution or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery). The Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, shall exercise commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.
(d)The Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, shall take commercially reasonable steps to mitigate any Loss as required by Law. For the avoidance of doubt, any actions taken by the Seller Group pursuant to Section 5.3(c) shall have the effect of mitigating any Losses related to such Omitted Business Assets.
(e)To the extent any Purchaser Indemnified Party or Seller Indemnified Party is actually indemnified for any Losses by the other party pursuant to this Agreement, other than in the case of Fraud, the party making such indemnification payment shall be subrogated to all rights and remedies of the Indemnified Party against any third party; provided such rights shall not apply as against (i) any Purchaser Indemnified Party or Seller Indemnified Party, their affiliates, or any director, officer, employee, partner, member, or manager of any of the foregoing; (ii) any customer or supplier of the Business; or (iii) any insurance written (or reinsured) on a fronting, captive, audited premium, retrospective premium, or any similar basis. The Indemnified Party shall cooperate with the Indemnifying Party seeking to exercise such subrogation rights; provided, the Indemnifying Party shall defend, indemnify, and hold harmless the indemnified parties (including all Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be) against any cost of cooperation, as well as any liability, expense, retentions, deductibles, or other losses or expenses arising out of the Indemnifying Party’s subrogation efforts.
(f)From and after the Closing, subject to Section 9.6, the sole and exclusive remedy of each of the Purchaser and the Seller for any matter arising under this Agreement (but excluding the Ancillary Agreements) will be pursuant to the indemnification obligations set forth in this ARTICLE 8 and, except to the extent the Purchaser or Seller, as the case may be, has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, such party will have no remedy against the other party for any breach of any provision of this Agreement. Notwithstanding anything to the contrary, nothing in this Section 8.5(e) shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on the account of Fraud.
ARTICLE 9
GENERAL PROVISIONS
Section 9.1Entire Agreement. This Agreement and the Ancillary Agreements, and the Schedules (including the Seller Disclosure Schedules) and Exhibits hereto and thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall control.
Section 9.2Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment in violation of this Section 9.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
Section 9.3Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, the Purchaser, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 9.4No Third Party Beneficiaries. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 9.5Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)    if to the Purchaser:

    Silvaco, Inc.
4701 Patrick Henry Drive, Bldg #23
Santa Clara, CA 95054
Attention: General Counsel
    Email:         [*]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, IL 60606
Attention:     Drew Valentine; Brian Wohlberg
Email:          [*]

if to the Seller:

Cadence Design Systems, Inc.
2655 Seely Avenue, Bldg. 5
San Jose, CA 95134
Attention:    Office of General Counsel; Brent Nesbitt
Email:         [*]

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
600 Hansen Way
Palo Alto, CA 94304
Attention:     Aarthi Belani
    Emery Mitchell
Email:         [*]

Section 9.6Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 9.6 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 9.6.
Section 9.7Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 9.5.
Section 9.8Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 9.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 9.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 9.9Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.10Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.11Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby shall be paid by the Party incurring such expense.
Section 9.12Certain Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of information to the extent such disclosure is prohibited by applicable Law or a Governmental Authority (and no representation or warranty shall be deemed breached or untrue as a result of any such disclosure not being made for such reason). To the extent legally permissible, the parties will cooperate in good faith to determine whether appropriate substitute disclosures or actions can be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 9.13Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (i) the Seller and the Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (n) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (o) to the extent that this Agreement or any Ancillary Agreement requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action; and (p) “publicly available information” shall refer to information readily accessible by the general public or maintained in public databases administered by a Governmental Authority.
[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER: CADENCE DESIGN SYSTEMS, INC. By: /s/ Anirudh Devgan Name: Anirudh Devgan Title: President and Chief Executive Officer PURCHASER:
SILVACO, INC. By: /s/ Dr. Babak A. Taheri Name: Dr. Babak A. Taheri Title: Chief Executive Officer and Director